UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2006

RIVIERA HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-21430	88-0296885
(State or other jurisdiction of corporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Las Vegas Boulevard Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (702) 794-9237

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

Riviera Holdings Corporation (“Riviera”) has been informed that on August 4, 2006, Flag Luxury Riv, LLC; Rivacq LLC; and High Desert Gaming LLC (collectively, the “Buyers”) intend to consummate their purchase (the “Stock Purchase”) of an aggregate of 1,091,471 shares of Riviera common stock at $15.00 per share from William L. Westerman, Riviera’s Chairman of the Board and Chief Executive Officer, pursuant to the December 22, 2005 Stock Purchase Agreement between the Buyers and Mr. Westerman.

Riviera understands that on the date of this Form 8-K, Mr. Westerman and the Buyers (along with certain of the Buyers’ affiliates) filed or will file with the United States Securities and Exchange Commission amendments to their respective Schedule 13Ds to report their beneficial ownership of Riviera stock after giving effect to the Stock Purchase. Based upon information provided to Riviera by Mr. Westerman and the Buyers, Riviera understands that after giving effect to the Stock Purchase, Mr. Westerman will beneficially own 0.04% of Riviera’s outstanding stock and the Buyers will beneficially own an aggregate of 16.78% of Riviera’s outstanding stock.

Riviera further understands that the Buyers and certain of their affiliates have filed applications with gaming regulatory authorities for approval to acquire control of Riviera.

The Buyers are affiliates of Riv Acquisition Holdings Inc. (“RAHI”) and Riv Acquisition Inc. (“RAI”). Riviera, RAHI and RAI are parties to the April 5, 2006 Agreement and Plan of Merger, which provides for RAHI’s acquisition of all of Riviera’s outstanding stock in return for a cash payment of $17.00 per share to Riviera’s shareholders. That acquisition is subject to the satisfaction of certain conditions precedent, including approval by holders of at least 60% of Riviera’s outstanding shares and approval by gaming regulatory authorities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2006	RIVIERA HOLDINGS CORPORATION

	By:	/s/ Tullio Marchionne
Tullio Marchionne
Secretary